EXHIBIT 10.1

BOWEN ADVISORS AGREEMENT

This AGREEMENT (herein the “Agreement”) is dated as of October 29, 2012 (the “Effective Date”) by and between:

SMTP, Inc., a Delaware corporation (herein “Corporation”),

and

Bowen Advisors, Inc., a Delaware corporation (herein “Advisor”).

RECITALS:

Corporation desires to engage Advisor to render professional services to the Corporation in connection with its business.

Now therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.

Services

The Corporation hereby retains Advisor, and Advisor hereby accepts such position, and agrees to perform the services covered by this Agreement at the times and on the terms and conditions set forth in this Agreement.

Advisor is retained to explore the possibility of finding a buyer to purchase some or all of the Corporation’s business. It is agreed that this effort may result in one or more transactions, and may take the form of an exclusive license, a merger, sale of assets, or sale of outstanding securities (herein called a “Transaction”).

Advisor and Corporation will work cooperatively in this endeavor. Using information provided by Corporation, as well as its own resources, Advisor will:

Familiarize itself with Corporation’s technology and business

Identify candidate buyers

Advise and assist the corporation in preparing marketing, business, and financial materials for prospective buyers

Engage with candidate buyers, including discussion and negotiation

Perform diligence on all offers, including value, terms and structure

Assist Corporation’s legal counsel in preparation and review of legal documents

Advisor makes no representation or estimate regarding the value or nature of any offers that might be received, or whether any offers will be received at all.

2.

Fees and Expenses

All compensation and transaction values are stated in U.S. dollars. Corporation agrees to compensate Advisor for services pursuant to this Agreement as follows:

2.1

A retainer of [454,863] Corporation common stock warrants (when exercised, equal to 3.0% ownership of Corporation) with an exercise price equal to the market price of Corporation’s shares on the day of issuance. The warrants shall vest equally over a six month period so long as Advisor does not unilaterally terminate this Agreement or breach this agreement during its initial Term.

2.2

A project success fee for a Transaction in which the aggregate Transaction Amount (as defined below) is $20,000,000 or below will be will be $500,000.

For a Transaction Amount above $20,000,000, the success fee will be the sum of $500,000 plus 5% of the Transaction Amount in excess of $20,000,000.

For purposes of this Section 2.2, “Transaction Amount” shall mean any consideration paid by the buyer with respect to the Transaction including without limitation: any cash or securities paid to the seller(s); any extraordinary compensation payable under employment or consulting agreements executed in connection with the Transaction; any earn out consideration; any cash dividended to shareholders in connection with the Transaction; any escrows or hold-backs; and any assumption of liabilities.

In addition, Advisor shall be paid a success fee of 7% of the funds raised from the efforts of the Advisor for any completed investment. For purposes of determining the funds raised during any completed investment, any calculation shall exclude money provided by existing stockholders, funds raised from the efforts of any third party, and money converted from securities issued during a bridge financing.

Transaction success fee(s) shall be paid in cash by Corporation at the time of the closing of the Transaction, except that payment of any portion of the Transaction success fee based on contingent or future payments to the Corporation (for example, payments under any earn out consideration; any cash dividended to shareholders in connection with the Transaction) shall be made only after the contingent events have occurred.

A "Residual Period" shall extend for twelve (12) months from the date of termination or expiration of this Agreement. If a Transaction is consummated during the Residual Period with any party identified by Advisor in writing to the Corporation prior to the date of termination or expiration of this Agreement, Advisor shall be paid the success fee as outlined in this Section 2.2.

2.3

Corporation shall also reimburse to Advisor authorized travel expenses incurred by Advisor and its Affiliates (as defined in Section 6) in the performance of their duties hereunder, provided that such expenses have been approved in advance by a duly authorized officer of the Corporation. Expense reimbursements shall be made within 15 days of receipt by Corporation of an invoice from Advisor.

3.

Term

This Agreement will commence on the Effective Date.

Advisor’s engagement and Corporation’s payment obligation under sections 2.1, 2.2 and 2.3 will continue for a minimum of six (6) months. Thereafter, the terms of this agreement will automatically be extended, unless the engagement is terminated per section 4 below.

4.

Termination of Agreement

4.1

Advisor or Corporation may terminate this Agreement if it finds that the other party has misrepresented any material aspect of its business or in the event of a material breach of this Agreement by the other party.

4.2

After the first 150 days from the Effective Date, Corporation may terminate this Agreement upon 30 days written notice.

4.3

Should this Agreement be terminated as provided herein for any reason, the Corporation shall promptly pay any unpaid fees and expenses owing to the Advisor up to the effective date of termination, but no such payment shall relieve either party of liability for a breach of obligations hereunder.

5.

Business Disclosures; Proprietary Rights

Advisor agrees to sign and abide by the Non-Disclosure Agreement attached hereto as Exhibit A. Advisor has appropriate internal barriers in place to prevent dissemination of confidential information to non-advisor group persons.

6.

Use of Affiliates

With the prior consent of Corporation, Advisor may engage one or more Affiliates to assist Advisor in fulfilling its obligations under this Agreement.  Affiliate(s) will execute the Non-Disclosure Agreement attached hereto as Exhibit A.   Compensation of Affiliate(s) will be the sole responsibility of Advisor, except that Affiliate travel expenses approved by Corporation will be recoverable by Advisor under section 2.3.

7.

Indemnification; Independent Contractor

As further consideration under this Agreement and because Advisor will be acting for the benefit of the Corporation in connection with Advisor’s services pursuant to this Agreement, the Corporation shall indemnify and hold harmless the Indemnified Persons (as defined in Exhibit B) in accordance with Exhibit B hereto.  The terms and provisions of Exhibit B are incorporated by reference herein, constitute a part hereof and shall survive any termination or expiration of this Agreement.  It is understood that Advisor’s responsibility to the Corporation is solely contractual in nature and Advisor does not owe the Corporation, or any other party, any fiduciary duty as a result of this engagement.

8.

Publicity

Corporation agrees to include Advisor in official press release announcing a completed Transaction. In addition, subject to Corporation’s prior written consent, which shall not be unreasonably withheld, upon completion of a Transaction, Advisor may, at its own expense, place an announcement in such newspapers and periodicals as it may choose, stating that Advisor has acted as financial advisor to the Corporation in connection with such Transaction.

9.

Partial Invalidity

If any term or provision of this Agreement is determined to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.

Notice

Any notice permitted or required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, or on the second business day after the date on which it was sent by registered or certified mail, postage prepaid, to the party for whom intended at the address set forth on the signature page of this Agreement, or at such other address, notice of which is given as provided herein.

11.  Governing Law

All aspects of the relationship created by this agreement shall be governed by and construed in accordance with the substantive laws of The Commonwealth of Massachusetts, other than its rules relating to choice of law or conflicts of law, applicable to contracts made and to be performed therein.

Signature page attached.

In witness whereof, the parties hereto have executed this Agreement as of the date first written above.

CORPORATION:

ADVISOR:

SMTP, Inc.

Bowen Advisors, Inc.

One Broadway, 14th Floor

120 Longwater Drive, Suite 103

Cambridge, MA 02142

Norwell, MA  02061

USA

USA

By: __/s/Semyon Dukach

By: _/s/John Emery___

Printed Name: Semyon Dukach

Printed Name: John Emery

Title: Chairman of the Board

Title:  Managing Director

Telephone: 877-705-9362 ext. 777

Telephone: 617.245.1666

Mobile: 617-549-0028

Fax: 617.249.0985

EIN: 20-0614040

EXHIBIT A

NON-DISCLOSURE AGREEMENT

SMTP, Inc. (“Discloser”) located at One Broadway, 14th Floor, Cambridge, MA 02142, and Bowen Advisors, Inc. (“Recipient”) located at 120 Longwater Drive, Suite 103, Norwell, MA 02061 desire to exchange certain information for the limited purpose of carrying out the engagement specified in the Agreement between Discloser and Recipient. In the course of their communication, Discloser may disclose, or may previously have disclosed, certain proprietary and confidential information (“Confidential Information”).

1.

Confidential Information may include, by way of example but without limitation, business plans, product specifications, data, know-how, formulas, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, customer and distributor lists, pricing information, studies, findings, inventions, ideas, and historical or projected financial information and confidential or proprietary information of third parties provided to Discloser subject to a nondisclosure or confidentiality agreement.

2.

Recipient agrees, with respect to Confidential Information received from Discloser:

To use the Confidential Information only for purposes necessary to further business relations between the parties;

That the Confidential Information shall at all times remain the property of the Discloser; no license or other rights are granted hereby;

That Recipient expressly agrees not to manufacture products, parts or components using the Confidential Information unless expressly authorized in writing;

To keep the Confidential Information strictly confidential using at least reasonable efforts;

That the Confidential Information will not be communicated to any third party for a period of three (3) years from the date hereof, and

To take all actions necessary or appropriate in order to fulfill its obligations.

3.

If Discloser so requests, the Recipient shall promptly return to the Discloser all drawings, specifications, data and other tangible materials containing Confidential Information of the requesting party, together with all copies thereof or notes, summaries or excerpts with respect thereto, and to delete or otherwise destroy all electronic copies of any Confidential Information or any notes, summaries or excerpts thereof .

4.

Neither party has an obligation under this agreement to purchase any product or service from the other party.  Neither party has an obligation under this Agreement to offer for sale any product or service that is the subject of, or that incorporates, any Confidential Information.

5.

There shall be no obligation with respect to Confidential Information if and to the extent that such Confidential Information:

i.

was already known to the Recipient at the time of receipt from the disclosing party; or

ii.

was disclosed to the Recipient without restriction on the disclosure by a third party having the lawful right to disclose such information; or

iii.

either had been published or otherwise made available to the public at the time of its disclosure under this Agreement or subsequently became published or available to the public other than by a breach of this Agreement but in such event only as of such subsequent date.

iv.

is independently developed by the Recipient without use of Confidential Information; or

v.

is transmitted by the Discloser to a third party without similar restrictions as those contained herein.

6.

This agreement may only be modified in writing signed by both parties.

7.

This agreement shall be governed by and construed in accordance with the substantive laws of The Commonwealth of Massachusetts other than its rules of choice of law or conflicts of law.

8.

This agreement may be executed in counterparts.

SMTP, Inc.

Bowen Advisors, Inc.

By: _/s/ Semyon Dukach

By: __/s/John Emery__

Printed Name: Semyon Dukach

Printed Name: John Emery

Title: Chairman of the Board

Title: Managing Director

Date:  10/29/12

Date:  10/29/12

Exhibit B

1.

Reference is hereby made to the engagement letter attached hereto between Advisor, and Corporation as defined therein (as amended from time to time in accordance with the terms thereof, the “Agreement”).  Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

2.

As further consideration under the Agreement, the Corporation agrees to indemnify and hold harmless Advisor and its affiliates, and each of their respective officers, directors, managers, members, partners, employees and agents, and any other persons controlling Advisor or any of its affiliates (collectively, “Indemnified Persons”), to the fullest extent lawful, from and against, and the Corporation agrees that no Indemnified Persons shall have any liability to the Corporation or its owners, parents, affiliates, security holders or creditors for, any claims, liabilities, losses, damages and reasonable and documented expenses (or actions in respect thereof), as incurred by such Indemnified Parties (“Losses”), related to or arising out of or in connection with Advisors’ services under the Agreement, the Transaction or any proposed Transaction contemplated by the Agreement or any Indemnified Person’s role in connection therewith, whether or not resulting from an Indemnified Person’s negligence; provided, however, that the Corporation shall not be responsible for any Losses of any Indemnified Person that are determined, by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from such Indemnified Person’s breach of the Agreement, gross negligence, bad faith or willful misconduct.

3.

The Corporation agrees, subject to the sixth paragraph of this Exhibit B, to reimburse the Indemnified Persons for all reasonable and documented expenses (including, without limitation, the reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any Action (as defined hereinafter) or claim for which indemnification or contribution has or is reasonably likely to be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party.   If any of Advisor’s personnel appear as witnesses, are deposed or are otherwise involved in the defense of any action against Advisor, the Corporation will reimburse Advisor for all reasonable and documented out-of-pocket expenses incurred by Advisor by reason of any of its personnel being involved in any such action.

4.

If, for any reason (other than the breach of the Agreement, bad faith, gross negligence or willful misconduct of an Indemnified Person as provided above) the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Corporation, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received or proposed to be received by the Corporation on the one hand and by Advisor on the other, from the Transaction or proposed Transaction or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation, on the one hand, and by Advisor, on the other, but also the relative fault of the Corporation and Advisor, as well as any relevant equitable considerations.  Notwithstanding any other provisions hereof, to the extent permitted by applicable law the aggregate contribution of all Indemnified Persons to all Losses shall not exceed the amount of fees actually received by Advisor with respect to the services rendered pursuant to the Agreement.  Relative benefits to the Corporation, on the one hand, and to Advisor, on the other hand, shall be deemed to be in the same proportion as (i) the total transaction net value of the Transaction received by the Corporation or its stockholders bears to (ii) all fees actually received by Advisor in connection with the Agreement.

5.

If notice of any action, claim, proceeding or investigation (collectively, “Action”) is received by an Indemnified Person in respect of which indemnity may be sought against the Corporation hereunder, such Indemnified Person will promptly notify the Corporation in writing of the commencement thereof.  However, the omission to so notify the Corporation will not relieve the Corporation from any liability to such Indemnified Person hereunder, except to the extent that such omission will have actually prejudiced the defense of such Action.

6.

The Corporation shall be entitled to participate at its own expense in the defense of any Action brought to enforce any claim or liability of any Indemnified Person resulting from any such Action and, if the Corporation so elects, it shall be entitled to assume the defense of such Action at its own expense, including the employment of counsel (in which case the Corporation shall not thereafter be responsible for the fees, costs and expenses of any separate counsel retained by an Indemnified Person).  Notwithstanding the foregoing, an Indemnified Person shall have the right to employ separate counsel in the defense of an Action, but in such case the Corporation shall bear the reasonable fees, costs and expenses of such separate counsel only if (a) the use of counsel chosen by the Corporation to represent the Indemnified Person would present such counsel with a conflict of interest under applicable rules of professional ethics, (b) the representation of both parties by the same counsel would be inappropriate under applicable rules of professional ethics due to actual or potential differing interests between them, or (c) the Corporation shall not have employed counsel,  satisfactory to the Indemnified Person in the exercise of the Indemnified Person’s good faith reasonable judgment, to represent the Indemnified Person within a reasonable time after notice of the commencement of the Action, or (d) the Corporation authorizes the Indemnified Person to employ separate counsel at the Corporation’s expense.

7.

Advisor will have the right to retain counsel of its own choice to represent Advisor and all other Indemnified Persons (provided such counsel shall be reasonably satisfactory to the Corporation).  Such counsel will, to the fullest extent consistent with its professional responsibilities, cooperate with the Corporation and any counsel designated by the Corporation.  The reasonable fees and expenses of such counsel retained by Advisor will be paid by Advisor if the Corporation has elected to assume the defense of the Action as set forth in the immediately preceding paragraph.

8.

The Corporation will not settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Person is or may be a party unless such Indemnified Person has given its prior written consent (which will not be unreasonably withheld or delayed), or the settlement, compromise, consent or termination includes an express unconditional release of such Indemnified Person from all Losses arising out of such action, claim, suit or proceeding.

9.

So long as the Corporation has confirmed, to the applicable Indemnified Person’s reasonable satisfaction, its intention and ability to indemnify and hold harmless such Indemnified Person in connection with a claim for which indemnification hereunder has been sought, the Corporation will not be liable hereunder for any settlement made by such Indemnified Person without the Corporation’s prior written consent (which will not be unreasonably withheld or delayed).

10.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Corporation may have to any Indemnified Person at common law or otherwise, (ii) shall survive the expiration or termination of the Agreement or Advisor’s services hereunder, (iii) shall apply to any modification of Advisor’s engagement and shall remain in full force and effect following the completion or termination of the Agreement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Advisor or any other Indemnified Person, (v) shall be binding on any successor or assign of the Corporation and successors or assigns to the Corporation’s business and assets and (vi) shall inure to the benefit of any successor or assign of any Indemnified Person.

11.

Notwithstanding any other provision of this Exhibit B, the Corporation: (i) shall not be obligated to pay for any Losses under this Exhibit B until the amount of all such Losses exceeds, in the aggregate, $15,000, in which event the Corporation shall pay or be liable for all such Losses from the first dollar; and (ii) shall not obligated to reimburse Indemnified Persons pursuant to this Exhibit B for any Losses that exceed, in the aggregate, $1,000,000 (the "Cap").